CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-48929 on Form N-1A of our report dated May 22, 2006, relating to the financial statements and financial highlights of Merrill Lynch Global Technology Fund, Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

July 11, 2006